SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2013

GREENCHOICE INTERNATIONAL, INC.

(Exact name of Company as specified in its charter)

Nevada	000-54574	42-1771342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
12248 Meridian Blvd, Ste H Minden, Nevada 89423
(Address of principal executive offices)
Phone: (775) 473-6624
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 – CHANGES IN CONTROL OF REGISTRANT

On April 24, 2013, Antonio Martinez-Guzman acquired control of One Million Five Hundred Thousand (1,500,000) restricted shares of the Company’s issued and outstanding common stock, representing approximately 38.79% of the Company’s total issued and outstanding common stock, from Merlyn Kirk in exchange for $17,000 per the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and between Mr. Martinez-Guzman and Mr. Kirk.

There are no arrangements or understandings between Mr. Kirk and Mr. Martinez-Guzman and/or their respective associates with respect to the election of directors or other matters.

The following table sets forth, as of April 24, 2013, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 3,866,667 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:
Antonio Martinez-Guzman	1,500,000	38.79%
All executive officers and directors as a group (1 person)	1,500,000	38.79%

(1) Mr. Antonio Martinez-Guzman acquired these shares on April 24, 2013 in a private transaction from Merlyn Kirk, our former sole officer and director.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

There are no arrangements known to the company, the operation of which may, at a subsequent date, result in a change in control of the company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENCHOICE INTERNATIONAL, INC.

Date: April 29, 2013

By: /s/ Antonio Martinez-Guzman

Antonio Martinez-Guzman

President & CEO